                              STOCK GRANT AGREEMENT

         This STOCK GRANT AGREEMENT (the "AGREEMENT") is made between FURR'S RESTAURANT GROUP, INC., a Delaware corporation (the "COMPANY"), and Craig Miller (the "EXECUTIVE").

         The Company considers that its interests will be served by granting the Executive shares of common stock of the Company pursuant to its 2001 Stock Bonus Plan (the "Plan") as an inducement for the Executive's effective performance of services for the Company. The Board of Directors of the Company (the "BOARD") has adopted, and the stockholders have approved, the Plan, a copy of which is attached hereto and incorporated by reference herein.

         IT IS AGREED:

1. Subject to the terms of the Plan, on the date of Executive's termination of employment with the Company for any reason (whether with or without cause, or due to death or disability) Executive shall be issued 75,000 shares of the common stock of the Company, $.01 par value per share (the "Granted Shares"). The grant of the Granted Shares may be accelerated by action of the board of directors of the Company in its discretion.

2. This Agreement and the Granted Shares will not be transferable or assignable by the Executive other than by will or the laws of descent and distribution until such time as the Granted Shares are issued, after which the Granted Shares may be disposed of in any lawful manner without restriction, other than restrictions upon the sale of securities under applicable law.

3. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any such change or termination is sought.

4. The Company will not be deemed by this Agreement (as distinguished from a separate employment agreement, if any) to be required to continue the Executive's service or to nominate the Executive for election as a director.

5. The Executive will not have any rights as a stockholder with respect to any Granted Shares covered by the Option until the date of the issuance of the stock certificate or certificates to the Executive for such shares. The Company will pay or distribute to Executive dividends or other rights which are paid to or distributed to holders of Common Stock generally prior to the date of issuance of the Granted Shares. The number of Granted Shares will be proportionately adjusted in the event of any stock split, stock dividend or other change in the denomination of the Company's Common Stock, and upon any merger, exchange, reorganization or reclassification of the Company, the right to receive the Granted Shares will be converted into the right to receive the securities, property or rights into which the Company's Common Stock is converted or changed pursuant to such transactions.

6. The Executive consents to the placing on the certificate for the Granted of an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

7. In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference will be resolved by the committee referred to in the Plan.

8. The validity, construction and performance of this agreement will be governed by the laws of the State of Delaware. Any invalidity of any provision of this Agreement will not affect the validity of any other provision.

9. All offers, notices, demands, requests, acceptances or other communications hereunder will be in writing and will be deemed to have been duly made or given if mailed by registered or certified mail, return receipt requested. Any such notice mailed to the Company must be addressed to its principal office, and any notice mailed to the Executive must be addressed to the Executive's residence address as it appears on the books and records of the Company or to such other address as either party may hereafter designate in writing to the other.

10. This Agreement will, except as herein stated to the contrary, inure to the benefit of and bind the legal representatives, successors and assigns of the parties hereto.

11. In accepting the Granted Shares, the Executive accepts and agrees to be bound by all the terms and conditions of the Plan that pertain to Common Stock granted under the Plan.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of November 5, 2001.

THE COMPANY:


FURR'S RESTAURANT GROUP, INC.





By:
   ------------------------------------
   Damien Kovary, Chairman of the Board




EXECUTIVE:





---------------------------------------
   Craig Miller




                                    -2-